Exhibit 10.25

PNA Group, Inc.

Delta – InfraMetals – Metals Supply - Feralloy

February 16, 2007

Dear Mr. Johnson:

I am pleased to present you (“Executive” or “you”) an offer of employment as Senior Vice President, Finance of PNA Group, Inc. (the “Company”). Below are the general terms and conditions of our offer. Your start date will be April 9, 2007 (“Start Date”). This offer is contingent upon completion of a background investigation and verification of your eligibility to work in the United States.

ROLE AND RESPONSIBILITIES

Executive will perform the duties commonly required of a Senior Vice President, Finance.

During the first 6 months of your employment, your specific goals will include the following:

•

Executive will assist Company personnel and advisors to draft and file with the Securities and Exchange Commission (“SEC”) an S-1 IPO registration document (including the preparation of the financial presentation and pro-formas) and an IPO “roadshow” presentation as well as attend the IPO “roadshow” presentations to potential investors, other capital markets related meetings and quarterly and other investor conference calls. If the majority shareholder requests, Executive will serve on the Board of Directors of the Company (or any direct or indirect parent company) and while serving as an officer of the Company will receive no additional compensation of any kind for also serving as a member of the Board.

•

Executive will familiarize himself with the various operating subsidiaries’ operations and accounting staff and functions to maximize Executive’s ability to contribute to the finance team at the Company. The compensation terms agreed to herein shall also govern the Executive’s compensation arrangements if the Executive is promoted.

•

Executive will assess the current Company’s financial staff and capabilities and those of its subsidiaries, and identify and implement, in consultation with the Board, those staffing and system changes Executive believes are necessary to permit the Company’s auditors to remove any “material weakness” designations.

•	Executive will develop in concert with the Operating Committee and current Chief Financial Officer, a budget and projection process and plan.

Mr. William S. Johnson

February 16, 2007

COMPENSATION

Annualized Base Salary: $275,000 (“Base Salary”) to be paid in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings and deductions.

Annual Bonus Opportunity: Up to 100% of your Base Salary, for so long as Executive serves as an officer of the Company, such bonus opportunity to be driven by measurable criteria to be determined by the Operating Committee, including EBITDA, cash flow and working capital performance measures.

Participation Plan: Executive will be granted a 0.5% interest in the Company Participation Plan (the “Plan”), subject to the terms and conditions of the Plan. Executive’s interest in the Plan will be 25% vested upon the Start Date and will vest ratably over the next three years.

Signing Bonus: Executive will be entitled to a bonus in the amount of $150,000, subject to applicable withholdings and deductions, payable upon the first regularly scheduled Company payroll following the Start Date. If Executive voluntarily resigns or his employment is terminated for Cause on or before April 9, 2008, Executive shall be required to repay in full the net after tax amount of this bonus.

IPO Bonus: If during Executive’s employment the Company completes an IPO, Executive shall be entitled to a bonus in the amount of $250,000 (less any amounts previously paid or accrued under the Plan), subject to applicable withholdings and deductions, payable upon the completion of the IPO. If Executive voluntarily resigns or his employment is terminated for Cause on or before the one year anniversary of the IPO, Executive shall be required to repay in full the net after tax amount of this bonus.

Change of Control: In the event that during Executive’s employment, the current shareholders sell the Company to an unaffiliated third party and within one year of such sale (a) Executive is terminated without Cause or (b) Executive’s duties are materially diminished (and not restored after written notice) or (c) Executive is required to relocate more than 25 miles from his residence, then Executive shall receive a payment of two times his Base Salary, subject to all applicable withholdings and deductions. For the avoidance of doubt, no public offering of equity securities shall constitute a sale of the Company to an unaffiliated third party.

Cause: As used in this letter, the term “Cause” shall mean (a) any action on your part which constitutes willful dishonesty or deliberate injury to the Company or its affiliates, (b) any criminal conduct on your part, or (c) a violation of, or other failure by you to perform, your obligations or responsibilities while employed by Company.

BENEFITS

Vacation: Executive will be entitled to four (4) weeks of paid vacation per calendar year (pro-rata for a partial year).

Travel: Executive will be entitled to fly on Company business in Business Class where available or in a two-class cabin in First Class. Executive will use reasonable efforts to minimize the cost to the Company of such travel. It is understood that Executive will continue to reside at Executive’s Newport Beach, CA residence and will commute to work at the Company’s headquarters in

Mr. William S. Johnson

February 16, 2007

Atlanta, GA so that Executive is spending a full work day in Atlanta from Monday morning to Thursday afternoon each work week (it being understood that there may be occasional deviations from this schedule). Executive will be provided reasonable accommodations in Atlanta, GA to enable Executive to perform his duties.

Medical/Dental/Vision/401(k): Executive shall be entitled to participate in the Company’s medical/dental/vision/401 (k) benefits plans as per the terms and conditions of such plans. In addition, the Company will cover the costs of an annual executive physical similar in scope to that obtained the employee currently (approximately $1,200 annually).

Office: Executive will be afforded office space at the Company’s headquarters in Atlanta, GA.

AT WILL EMPLOYMENT

Your employment with the Company is at will, and either you or the Company may terminate your employment at any time with or without cause.

RETURN OF MATERIALS

Upon termination of your employment with the Company for any reason, you agree to return immediately to the Company all documents, property, software, materials, information and other records of the Company, and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of the Company or its affiliates.

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the Company to anyone else and to hold this information in confidence and use it solely on a need -to-know basis in the course of performing services for the Company or its affiliates. Except in the performance of services for the Company, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Company. The obligations of this paragraph shall continue during the term of your employment with the Company and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after termination of employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Company or its affiliates or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Company or any of its affiliates (including information included in any “bound volumes” and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies

Mr. William S. Johnson

February 16, 2007

and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Company, and of its affiliates; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.

NON-SOLICITATION

You agree that, except with the Company’s prior written consent, for a period of twenty-four (24) months following termination of your employment by the Company for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate or prospect that was being pursued by the Company (or of which you otherwise became aware or with which you had any contact) during the six month period immediately preceding the termination of your employment with the Company. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Company during the six month period immediately preceding the termination of your employment with the Company, in an attempt to have such person terminate their employment relationship with the Company or to work in any capacity in any other corporation, association, or entity or business.

INTELLECTUAL PROPERTY

You agree that all materials, information, plans, and other works of authorship created or developed by you during the course of your employment by the Company and on behalf of the Company (“Employee Works”) will be owned solely and exclusively by the Company and constitute works made for hire. In this regard, you also assign to the Company or its designee all worldwide rights, including all copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and other property rights in and to the Employee Works. You also agree to perform, during or after your employment, such further acts as are reasonable and as may be necessary or desirable to transfer, perfect or defend the Company or its designee’s ownership of the Employee Works as reasonably requested by the Company.

EXISTING AGREEMENT VIOLATION

You warrant to the Company that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any confidentiality or nondisclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions, which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

Mr. William S. Johnson

February 16, 2007

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws the State of California, without giving effect to its conflicts of law principles.

We are delighted to offer you this position and eagerly look forward to your acceptance and to the contribution that you will make to the Company.

Warmest regards,

/s/ Jacob Kotzubei
Jacob Kotzubei
Director

AGREED TO AND ACCEPTED:

/s/ William S. Johnson

Feb. 17, 2007
Date